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                                  EXHIBIT 99.2

FOR IMMEDIATE RELEASE

GEON ANNOUNCES STAFF REDUCTION

     AVON LAKE, Ohio -- May 2, 1997 -- The Geon Company (NYSE:GON) announced today that it will eliminate more than 15 percent of its headquarters positions as part of an ongoing effort to streamline the Company's overhead and reduce costs. Most of the reductions will occur through a voluntary early retirement plan to eligible employees.

     Positions will be eliminated primarily at the Company's Avon Lake headquarters, where it currently employs about 450 people, and will be phased in over the next year and a half. When completed, the changes will result in annual savings of approximately $11 million in 1999 and thereafter. Geon will report a $15 million pre-tax charge against second-quarter 1997 earnings, primarily for employee separation costs.

     "Continuous improvement is the key to profitable growth and maintaining our leadership in the worldwide vinyl industry," said William F., Patient, chairman, president and chief executive officer, "To remain competitive in a tough industry, we must be able to make these difficult decisions when they are necessary. This action is one of many steps we are taking to become even more cost competitive."

     The Geon Company is one of the largest suppliers of polyvinyl chloride
(PVC) resins in North America and is the world's largest provider of PVC compounds. Headquartered in Avon Lake, Ohio, The Geon Company has 13 manufacturing plants in the United States, Canada and Australia, and joint ventures in Europe and Southeast Asia.



                      CONTACT:    Dennis Cocco
                                  Director of Corporate & Investor Affairs
                                  216/930-1538